Exhibit 99.1

Media contacts:	Amylin — Anne Erickson
Phone: (858) 754-4443
Cell: (858) 349-3195
Email: anne.erickson@amylin.com

Lilly — Kindra Strupp
Phone: (317) 277-5170 Cell: (317)554-9577
Email: kstrupp@lilly.com

Alkermes — Rebecca Peterson
Phone: (781) 609-6378
Cell: (617) 899-2447
Email: rebecca.peterson@alkermes.com
BYDUREON™ RECOMMENDED FOR APPROVAL IN EUROPE
BYDUREON Would Be First Once-Weekly Treatment for Adults with Type 2 Diabetes
INDIANAPOLIS, SAN DIEGO and WALTHAM, Mass. — April 15, 2011 — Eli Lilly and Company (NYSE: LLY), together with Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) and Alkermes, Inc. (Nasdaq: ALKS), announced today that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has issued a positive opinion recommending approval of exenatide 2 mg powder and solvent for prolonged release suspension for injection (proposed trade name BYDUREON™) in the European Union for the treatment of type 2 diabetes in combination with certain oral therapies. This application to the European regulatory authorities is for use of BYDUREON as a once-weekly 2 mg dose to improve glycemic control in adults who have not achieved adequate glycemic control on maximally tolerated doses of these oral therapies. If approved, BYDUREON would be the first once-weekly type 2 diabetes treatment.
The CHMP’s positive opinion is now referred for final action by the European Commission, which has the authority to approve medicines for the European Union. The Commission usually makes a decision on CHMP recommendations within two to three months.
“The CHMP’s positive opinion is a pivotal step toward marketing authorization for BYDUREON in Europe. If approved, BYDUREON will offer patients the benefits of a GLP-1 receptor agonist in a once-weekly injection,” said Enrique Conterno, president, Lilly Diabetes. “We remain deeply committed to advancing the treatment of diabetes through innovative treatment options and solutions that meet the specific needs of millions of people living with diabetes.”
The positive opinion was reached after CHMP review of the submission package, including data from studies in the DURATION clinical program in which exenatide resulted in improvements in glycemic control with just one dose per week. In the data submitted, BYDUREON showed statistically significant improvements in glycemic control based on reduction of A1C, a measure of average blood sugar over three months, between 1.5 and 1.9 percent after six months. Although BYDUREON was not studied as a weight-loss product, most patients taking BYDUREON lost weight. Further, the BYDUREON submission builds upon more than five years of market experience with BYETTA® (exenatide) injection, the twice-daily form of exenatide that is available in more than 70 countries worldwide. The most common side effect with BYDUREON in clinical trials was mild-to-moderate nausea, which affected approximately 20 percent of patients and decreased over time in most patients. Other common side effects were vomiting, diarrhea and constipation.
The companies are seeking approval of BYDUREON as a once-weekly 2 mg dose for the treatment of type 2 diabetes in combination with metformin, a sulfonylurea, a thiazolidinedione, metformin plus a sulfonylurea or metformin plus a thiazolidinedione.
In the U.S., the New Drug Application for BYDUREON (exenatide extended-release for injectable suspension) was submitted to the U.S. Food and Drug Administration (FDA) in 2009. The FDA issued a complete response letter and requested further data in late 2010. The companies plan to submit a response in the second half of 2011.
BYDUREON belongs to the class of glucagon-like peptide-1 (GLP-1) receptor agonists.
With just one weekly dose, a continuous release of exenatide is delivered using
Medisorb®, a biodegradable microsphere technology developed by Alkermes.
About Diabetes
Diabetes affects an estimated 285 million adults worldwide and nearly 26 million people in the U.S.i,iiApproximately 90-95 percent of those affected have type 2 diabetes. Diabetes costs approximately $174 billion per year in direct and indirect medical expenses.iii
According to the Centers for Disease Control and Prevention’s National Health and Nutrition Examination Survey, approximately 60 percent of people with diabetes do not achieve their target blood sugar levels with their current treatment regimen.iv In addition, 85 percent of type 2 diabetes patients are overweight and 55 percent are considered obese.v Data indicate that weight loss (even a modest amount) supports patients in their efforts to achieve and sustain glycemic control.vi,vii
About BYETTA® (exenatide) injection
BYETTA was the first glucagon-like peptide-1 (GLP-1) receptor agonist to be approved by the FDA for the treatment of type 2 diabetes. BYETTA exhibits many of the same effects as the human incretin hormone GLP-1. GLP-1 improves blood sugar after food intake through multiple effects that work in concert on the stomach, liver, pancreas and brain.
BYETTA is an injectable prescription medicine that may improve blood sugar (glucose) control in adults with type 2 diabetes mellitus, when used with a diet and exercise program. BYETTA is not insulin and should not be taken instead of insulin. BYETTA is not currently recommended to be taken with insulin. BYETTA is not for people with type 1 diabetes or people with diabetic ketoacidosis. BYETTA has not been studied in people who have pancreatitis.
BYETTA provides sustained A1C control and low incidence of hypoglycemia when used alone or in combination with metformin or a thiazolidinedione, with potential weight loss (BYETTA is not a weight-loss product). BYETTA was approved in the U.S. in April 2005 and in Europe in November 2006 and has been used by more than 1.8 million patients since its introduction. See important safety information below. Additional information about BYETTA is available at www.BYETTA.com.

Important Safety Information for BYETTA® (exenatide) injection
Based on postmarketing data BYETTA has been associated with acute pancreatitis, including fatal and non-fatal hemorrhagic or necrotizing pancreatitis. Patients should be observed for signs and symptoms of pancreatitis after initiation or dose escalation of BYETTA. The risk for getting low blood sugar is higher if BYETTA is taken with another medicine that can cause low blood sugar, such as a sulfonylurea. BYETTA should not be used in people who have severe kidney problems and should be used with caution in people who have had a kidney transplant. Patients should talk with their healthcare provider if they have severe problems with their stomach, such as delayed emptying of the stomach (gastroparesis) or problems with digesting food. Antibodies may develop with use of BYETTA. Patients who develop high titers to exenatide could have worsening or failure to achieve adequate glycemic control. Consider alternative therapy if this occurs. Severe allergic reactions can happen with BYETTA. There have been no clinical studies establishing conclusive evidence of macrovascular risk reduction with BYETTA or any other antidiabetic drug.
The most common side effects with BYETTA include nausea, vomiting, diarrhea, dizziness, headache, feeling jittery, and acid stomach. Nausea most commonly happens when first starting BYETTA, but may become less over time.
These are not all the side effects from use of BYETTA. A healthcare provider should be consulted about any side effect that is bothersome or does not go away.
For additional important safety information about BYETTA, please see the full Prescribing Information (www.byetta.com/pi) and Medication Guide (www.byetta.com/mg).
About Amylin, Lilly and Alkermes
Amylin, Lilly and Alkermes are working together to develop BYDUREON, a subcutaneous injection of exenatide for the treatment of type 2 diabetes based on Alkermes’ proprietary Medisorb® technology for long-acting medications. BYDUREON is not currently approved by any regulatory agencies.
Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego.
Through a long-standing commitment to diabetes care, Lilly provides patients with breakthrough treatments that enable them to live longer, healthier and fuller lives. Since 1923, Lilly has been the industry leader in pioneering therapies to help healthcare professionals improve the lives of people with diabetes, and research continues on innovative medicines to address the unmet needs of patients.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs.

Alkermes, Inc. is a fully integrated biotechnology company committed to developing innovative medicines to improve patients’ lives. Alkermes’ robust pipeline includes extended-release injectable and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes. Headquartered in Waltham, Mass., Alkermes has a research facility in Massachusetts and a commercial manufacturing facility in Ohio.
This press release contains forward-looking statements about Amylin, Lilly and Alkermes. Actual results could differ materially from those discussed or implied in this press release due to a number of risks and uncertainties, including the risk that BYDUREON may not be approved by the FDA and/or the European Commission as soon as anticipated or at all; the companies’ response to the FDA’s complete response letter may not be submitted in a timely manner and/or the information provided in such response may not satisfy the FDA; the FDA may request additional information prior to approval; BYETTA and/or the approval of BYDUREON and the revenues generated from these products may be affected by competition; unexpected new data; safety and technical issues; clinical trials not being completed in a timely manner, not confirming previous results, not being predictive of real world use or not achieving the intended clinical endpoints; label expansion requests or NDA filings not receiving regulatory approval; the commercial launch of BYDUREON being delayed; or manufacturing and supply issues. The potential for BYETTA and/or BYDUREON may also be affected by government and commercial reimbursement and pricing decisions, the pace of market acceptance, or scientific, regulatory and other issues and risks inherent in the development and commercialization of pharmaceutical products including those inherent in the collaboration with and dependence upon Amylin, Lilly and/or Alkermes. These and additional risks and uncertainties are described more fully in Amylin’s, Lilly’s and Alkermes’ most recent SEC filings including their Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Amylin, Lilly and Alkermes undertake no duty to update these forward-looking statements.
BYDUREON™ and BYETTA® are trademarks of Amylin Pharmaceuticals, Inc., and Medisorb® is a registered trademark of Alkermes, Inc.
P-LLY
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[i]	Diabetes Statistics. American Diabetes Association. Available at http://www.diabetes.org/diabetes-basics/diabetes-statistics/. Accessed April 4, 2011.

ii	The International Diabetes Federation Diabetes Atlas. Available at: http://www.diabetesatlas.org/content/some-285-million-people-worldwide-will-live -diabetes-2010. Accessed April 4, 2011.

iii	Direct and Indirect Costs of Diabetes in the United States. American Diabetes Association. Available at: http://www.diabetes.org/how-to-help/action/resources/cost-of-diabetes.html. Accessed April 4, 2011.

iv	Saydah SH, Fradkin J and Cowie CC. Poor control of risk factors for vascular disease among adults with previously diagnosed diabetes. JAMA. 2004;291:335-42.

[v]	Bays HE, Chapman RH, Grandy S. The relationship of body mass index to diabetes mellitus, hypertension and dyslipidaemia: comparison of data from two national surveys. Int J Clin Pract. 2007;61:737-47.

vi	Nutrition Recommendations and Interventions for Diabetes: a position statement of the American Diabetes Association. Diabetes Care 2008; 31 Suppl 1; S61-78.

vii	Anderson JW, Kendall CW, Jenkins DJ. Importance of weight management in type 2 diabetes: review with meta-analysis of clinical studies. J Am Coll Nutr. 2003;22:331-9.

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